Exhibit 10.16.3
RPM INTERNATIONAL INC.
RPM INTERNATIONAL INC. 2004 OMNIBUS EQUITY AND INCENTIVE PLAN
PERFORMANCE-CONTINGENT RESTRICTED STOCK (PCRS)
AND ESCROW AGREEMENT
     THIS PERFORMANCE-CONTINGENT RESTRICTED STOCK AND ESCROW AGREEMENT (the “Agreement”), is entered into as of this 16th day of July, 2007 (the “Effective Date”), by and between RPM International Inc., a Delaware corporation (the “Company”), and «NAME» (the “Grantee”).
WITNESSETH:
     WHEREAS, the Compensation Committee of the Board of Directors (the “Compensation Committee”) administers the RPM International Inc. 2004 Omnibus Equity and Incentive Plan (the “Plan”); and
     WHEREAS, the Committee has determined to award the Grantee Shares of PCRS, the vesting of which is contingent upon attainment of performance goals set forth in Exhibit A hereto; and
     WHEREAS, the Compensation Committee has determined that the award of PCRS will be subject to the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, the Company and the Grantee agree as follows:
     1. Definitions. Unless otherwise specified in this Agreement, capitalized terms shall have the meanings attributed to them under the Plan.
     2. Grant of Restricted Stock. As of the Effective Date, the Company grants to the Grantee, upon the terms and conditions set forth in this Agreement and subject to the restrictions in Section 3, «SHARES» («NO») shares of Common Stock, par value $.01 per share, of RPM International Inc. (“Restricted Stock”). The Restricted Stock is granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on his own behalf and on behalf of any heirs, successors and assigns.
     3. Restrictions on Stock. Except as otherwise provided in Sections 4 and 14, the Grantee cannot sell, transfer, assign, hypothecate or otherwise dispose of the Restricted Stock or pledge it as collateral for a loan. In addition, the Restricted Stock will be subject to such other restrictions as the Compensation Committee deems necessary or appropriate.
     4. Lapse of Restrictions on Stock. The restrictions described in Section 3 shall lapse and be of no further force or effect with respect to that percentage of shares that is equal to the

Grantee’s Vested Interest percentage as determined by the Compensation Committee in its sole and exclusive discretion, pursuant to Section 8. The number of shares to which the restrictions shall lapse shall be rounded up to the nearest whole number of shares.
     5. Forfeiture. Except as otherwise provided in Sections 6 and 7, the Grantee will forfeit any interests in the Restricted Stock (i) if his or her employment with the Company, a Subsidiary or Allied Enterprise terminates before the third anniversary of the Effective Date or (ii) with respect to that percentage of the Restricted Stock that is determined not to be vested by the Compensation Committee in its sole and exclusive discretion, pursuant to Section 8.
     6. Termination of Employment.
     (a) Death or Total Disability. If the Grantee dies or becomes totally disabled (within the meaning of the Company’s group long-term disability plan) while an employee of the Company, its Subsidiaries or Allied Enterprises or within thirty (30) days of the Grantee’s having ceased to be such an employee by reason of discharge and prior to the third anniversary of the Effective Date, the Compensation Committee may provide in its sole and exclusive discretion that the Grantee (or his or her Beneficiary or Beneficiaries) shall have a Vested Interest in all or a portion of the Restricted Stock. The Compensation Committee shall determine in its sole and exclusive discretion whether the Grantee’s employment with the Company, its Subsidiaries and Allied Enterprises has terminated because of his or her total disability (as defined in the Company’s group long-term disability plan).
     (b) Reasons Other Than Death or Total Disability. If the Compensation Committee determines in its sole and exclusive discretion that the Grantee’s employment with the Company, its Subsidiaries and Allied Enterprises has terminated prior to the third anniversary of the Effective Date for reasons other than those described in subsection (a) above, the Grantee will forfeit and shall return to the Company or a third party designated by the Company all Restricted Stock subject to this Agreement. The Grantee will have no further interests under this Agreement after such a termination of employment.
     7. Change in Control. If a Change in Control as defined in the Plan has occurred or an event has occurred that the Board of Directors, in the good faith exercise of its discretion, determines to be a Change in Control prior to the third anniversary of the Effective Date, the Grantee’s Vested Interest in the Restricted Stock will immediately become 100%, the restrictions described in Section 3 will immediately lapse and the shares of stock will become payable as soon as practicable thereafter, subject to the requirements of Section 10. Notwithstanding the foregoing, in the event of a Change in Control, the Compensation Committee may provide for payment of the Grantee’s interests in the Plan in cash rather than shares of stock.
     8. Vested Interest. If the Grantee continues to be an employee of the Company, its Subsidiaries or Allied Enterprises from the Effective Date until the third anniversary of the Effective Date and the performance goals set forth on Exhibit A are met, his or her Vested Interest percentage will be determined as set forth on Exhibit A. Except as provided for in

Sections 6 and 7 above, if the Grantee does not continue to be an employee of the Company, its Subsidiaries or Allied Enterprises until the third anniversary of the Effective Date, his or her Vested Interest will be 0% and he will immediately forfeit the Restricted Stock as provided in Section 5. So long as the Grantee shall continue to be an employee of the Company, a Subsidiary or Allied Enterprise, he or she shall not be considered to have experienced a break in continuous employment because of: (i) any temporary leave of absence approved in writing by the Company, a Subsidiary or Allied Enterprise; or (ii) any change of duties or position (including transfer to or from a Subsidiary).
     9. Issuance of Stock. As soon as practicable after lapse of the restrictions, the Company will deliver to the Grantee (or his or her Beneficiary or Beneficiaries) the shares of stock to which the Grantee is entitled free and clear of any restrictions (except any applicable securities law restrictions).
     10. Sale of Shares of Stock to Satisfy Tax Obligations. Prior to issuing shares of stock pursuant to Section 9, the Compensation Committee will cause the Company to retain a portion of the stock sufficient to satisfy the Grantee’s projected tax liability (as described in Section 14 of the Plan) resulting from the vesting of the Restricted Stock. The Grantee will provide such irrevocable Stock Powers or additional information and documentation as the Company deems necessary to satisfy the Grantee’s projected tax liability. The Compensation Committee will cause the Company to deliver the funds to the appropriate taxing authorities in satisfaction of such tax liabilities. The Compensation Committee may, in its sole and exclusive discretion, require that any distributions to the Grantee’s Beneficiary or Beneficiaries be subject to this tax requirement.
     11. Escrow Agreement. During the term of this Agreement, the Restricted Stock will remain in the possession of the Company to be held by it in escrow. Alternatively, the Company may enter into an agreement with a third party whereby such third party will hold the Restricted Stock in escrow, subject to the terms of the Plan and this Agreement. To facilitate the escrow of the Restricted Stock and any reconveyance of the Restricted Stock to the Company or a third party upon forfeiture, the Grantee will execute in blank such irrevocable Stock Powers with respect to the Restricted Stock as the Company may require.
     12. Stockholder Rights While Restricted Stock is Held in Escrow. During the period the Restricted Stock is held in escrow and this Agreement has not terminated, and subject to the Grantee’s execution of irrevocable Stock Powers in accordance with Section 11, the Grantee will be entitled to vote the Restricted Stock and to receive dividends declared and paid by the Company on such Restricted Stock.
     13. Section 83(b) Elections. The Grantee will not make an election under Section 83(b) of the Internal Revenue Code to recognize taxable ordinary income in the year the Restricted Stock is granted. The Grantee understands that by not making such an election, he or she will recognize taxable ordinary income at the time the restrictions lapse in an amount equal to the fair market value of the stock at that time.

     14. Designation of Beneficiary. By properly executing and delivering a Designation of Beneficiary Form to the Designated Representative at the address listed in Section 17(j), the Grantee may designate an individual or individuals as his or her Beneficiary or Beneficiaries under the Plan. In the event that the Grantee fails to properly designate a Beneficiary, his or her interests under the Plan will pass to the person or persons in the first of the following classes in which there are any survivors: (i) spouse at the time of death; (ii) issue, per stirpes; (iii) parents; and (iv) the executor or administrator of estate. Except as the Compensation Committee may determine in its sole and exclusive discretion, a properly completed Designation of Beneficiary Form shall be deemed to revoke all prior designations upon its receipt and approval by the Designated Representative.
     15. Non-Transferability and Legends. The Restricted Stock has not been registered for resale under the Securities Act of 1933, as amended (the “Act”), and may not be sold, transferred or otherwise disposed of unless a registration statement under the Act with respect to the Restricted Stock has become effective or unless the Grantee establishes to the satisfaction of the Company that an exemption from such registration is available. The Restricted Stock will bear a legend stating the substance of such restrictions, as well as any other restrictions the Compensation Committee deems necessary or appropriate.
     16. Termination of Agreement. This Agreement will terminate on the earliest of: (i) the date of the Grantee’s termination of employment with the Company, its Subsidiaries and Allied Enterprises prior to the third anniversary of the Effective Date; (ii) the date the restrictions described in Section 3 lapse in accordance with Section 4; or (iii) such date as may be designated by the Company’s Board of Directors or Compensation Committee. Any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes will survive the termination of this Agreement.
     17. Miscellaneous Provisions.
a.	Effect of Corporate Reorganization or Other Changes Affecting Number or Kind of Restricted Stock. The provisions of this Agreement will be applicable to the Restricted Stock and to any Restricted Stock or other securities which may be acquired by the Grantee as a result of a liquidation, recapitalization, reorganization, redesignation or reclassification, split-up, reverse split, merger, consolidation, stock dividend, combination or exchange of Restricted Stock, exchange for other securities, a sale of all or substantially all assets or the like. The Committee shall appropriately adjust the number and kind of shares of Restricted Stock under this Agreement to reflect such a change. As used in this Agreement, the term “Restricted Stock” will be deemed to include any such Restricted Stock or other securities.

b.	Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Grantee, and their respective successors, assigns and legal representatives.

c.	Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the subject matter hereof, and may not be modified, amended, renewed or terminated, nor may any term, condition or breach of any term or condition be waived, except pursuant to the terms of the Plan or by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

d.	Stockholder Approval. All benefits hereunder will be canceled and all terms of this Agreement will be null and void ab initio if the Plan is not approved by the Company’s stockholders, as provided in the Plan.

e.	Notice. Any notice relating to this grant must be in writing.

f.	No Employment Right Created. Nothing in this Agreement will be construed to confer upon the Grantee the right to continue in the employment or service of the Company, its Subsidiaries or Allied Enterprises, or to be employed or serve in any particular position therewith, or affect any right which the Company, its Subsidiaries or an Allied Enterprise may have to terminate the Grantee’s employment or service with or without cause.

g.	Separability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.

h.	Section Headings. The section headings of this Agreement are for convenience and reference only and are not intended to define, extend or limit the contents of the sections.

i.	Amendment, Waiver and Revocation of Terms. The Compensation Committee may waive any term or condition in this Agreement that could have been excluded on the date of grant. No such waiver will be deemed to be a waiver of similar terms under other agreements. The Compensation Committee may amend this Agreement to include or exclude any provision which could have been included in, or excluded from, this Agreement on the date of grant, but only with the Grantee’s written consent. Similarly, the Compensation Committee may revoke this Agreement at any time except that, after execution of the Agreement and its delivery to the Designated Representative, revocation may only be accomplished with the Grantee’s written consent.

j.	Plan Administration. The Plan is administered by the Compensation Committee, which has sole and exclusive power and discretion to interpret, administer, implement and construe the Plan and this Agreement. All elections, notices and correspondence relating to the Plan should be directed to the Designated Representative at:
RPM International Inc.
P.O. Box 777
2628 Pearl Road
Medina, OH 44258
Attn: Director of Human Resources and Administration
k.	Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Grantee has hereunto set his hand, all as of the day and year first above written.

GRANTEE	RPM INTERNATIONAL INC.

By:
«NAME»		Frank C. Sullivan Its: President and Chief Executive Officer